Exhibit 3.3
CERTIFICATE OF AMENDMENT OF THE
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION, AS AMENDED
OF
NUANCE COMMUNICATIONS, INC.
The undersigned certify that:
1.	They are the duly elected and acting Chief Executive Officer and Chairman of the Board and Secretary, respectively, of Nuance Communications, Inc., a corporation organized under the laws of the State of Delaware.

2.	The name of the corporation is Nuance Communications, Inc. and that the corporation was originally incorporated on September 21, 1995 under the name Visioneer Communications, Inc. pursuant to the General Corporation Law of the State of Delaware.

3.	The first paragraph of Article IV of the Amended and Restated Certificate of Incorporation of this corporation is deleted in its entirety and amended to read in its entirety as follows:

“(A) CLASSES OF STOCK. This corporation is authorized to issue two classes of stock to be designated common stock (“Common Stock”) and preferred stock (“Preferred Stock”). The total number of shares which the corporation is authorized to issue is Six Hundred Million (600,000,000) shares. The number of shares of Common Stock authorized to be issued is Five Hundred Sixty Million (560,000,000), par value $.001 per share, and the number of shares of Preferred Stock authorized to be issued is Forty Million (40,000,000), par value $.001 per share.”

4.	The foregoing amendment of the Amended and Restated Certificate of incorporation, as amended, has been duly approved by the Board of Directors.

5.	The forgoing amendment of the Amended and Restated Certificate of Incorporation has been duly approved by the required vote of the stockholders in accordance with the Certificate of Incorporation and the provisions of Section 242 of the General Corporation Law of the State of Delaware.
Paul Ricci and Jo-Anne Sinclair hereby further declare under penalty of perjury under the laws of the State of Delaware that each has read the foregoing certificate of amendment and know the contents thereof and that the same are true and correct.
Dated: March 28, 2007

/s/ Paul Ricci
Paul Ricci, Chief Executive Officer and
Chairman of the Board

/s/ Jo-Anne Sinclair
Jo-Anne Sinclair, Vice President,
General Counsel and Secretary